As Filed with the Securities and Exchange Commission on June 15, 2005.

                                                                  File No. 811-



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:       JOHN HANCOCK FUNDS III

Address of Principal Business Office (No. & Street, City, State, Zip Code):

            601 Congress Street
            Boston, MA  02210

Telephone Number (including area code):

            (617) 663-3000

Name and address of agent for service of process:

            John J. Danello, Secretary
            John Hancock Funds III
            601 Congress Street
            Boston, Massachusetts 02210


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            YES      |X|            NO |  |

                                   SIGNATURES



         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned has caused this Notification of Registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 15th day of June, 2005.



                                          JOHN HANCOCK FUNDS III

                                          /s/ James A. Shepherdson
                                          ------------------------

                                          James A. Shepherdson
                                          President



Attest:

/s/ John J. Danello
-------------------

John J. Danello
Secretary





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